Exhibit 10.4

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

WELLS FARGO SECURITIES, LLC WELLS FARGO BANK, NATIONAL ASSOCIATION 550 South Tryon Street Charlotte, North Carolina 28202	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036

CONFIDENTIAL

May 4, 2026

Lattice Semiconductor Corporation

5555 N.E. Moore Court

Hillsboro, Oregon 97124

Attention: Lorenzo Flores, Chief Financial Officer

Project Alta Commitment Letter

$950 Million Senior Secured 364-Day Bridge Loan Facility

$200 Million Senior Secured Revolving Backstop Facility

Ladies and Gentlemen:

Lattice Semiconductor Corporation, a Delaware corporation (the “Borrower” or “you”), has advised Wells Fargo Securities, LLC (“Wells Fargo Securities”), Wells Fargo Bank, National Association (“Wells Fargo Bank”, and together with Wells Fargo Securities or any of its designated affiliates, “Wells Fargo”), and Morgan Stanley Senior Funding, Inc. (together with its designated affiliates, “MSSFI” and together with Wells Fargo, each a “Commitment Party” and, collectively, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) 100% of the equity interests of AMI TopCo, Inc., a Delaware corporation (the “Acquired Company”), owned by the Securityholders (as defined in the Purchase Agreement (as defined below)), from the Securityholders (collectively, the “Seller”) pursuant to that certain Agreement and Plan of Merger and Reorganization (together with all exhibits, schedules and annexes thereto, the “Purchase Agreement”), dated as of the date hereof, by and among the Borrower, Alta Merger Sub I, Inc., Alta Merger Sub II, LLC, the Acquired Company and THL AMI Aggregator, LP, as Securityholder Representative, and, in connection therewith, refinance certain existing indebtedness of the Acquired Company and its subsidiaries (the “Refinancing”). The Borrower and its subsidiaries, the Seller and the Acquired Company and its subsidiaries are hereinafter referred to collectively as the “Relevant Entities”. Capitalized terms used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms attached hereto as Exhibit A (the “Summary of Terms”). This letter, including the Summary of Terms and the Conditions Exhibit (as defined below), is hereinafter referred to as this “Commitment Letter”).

You have also advised us that in connection with the Acquisition:

(a)

you intend to finance the Acquisition and costs and expenses related to the Transactions (as defined below) from the following sources: (i) cash on hand and (ii) (x) borrowings by the Borrower under a senior secured term loan facility (the “Permanent Financing”), which shall generate proceeds of not less than $950 million and/or (y) in lieu, in whole or in part, of the Permanent Financing, borrowings under a 364-day senior secured bridge loan facility having the terms set forth in the Summary of Terms (the “Senior Secured Bridge Facility”) in an aggregate principal amount of up to $950 million;

(b)

that certain Amended and Restated Credit Agreement dated as of September 1, 2022 by and among the Borrower, the lenders party thereto and Wells Fargo Bank, as administrative agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), shall be amended, or a replacement revolving credit facility for the Revolving Credit Facility (as defined in the Existing Credit Agreement) set forth in the Existing Credit Agreement shall be executed, to make such changes as are reasonably necessary to permit the Senior Secured Bridge Facility on the terms set forth in the Summary of Terms and the Acquisition (the “Existing Credit Agreement Amendment”); and

(c)

if the Existing Credit Agreement Amendment cannot be completed on or prior to the Closing Date, you intend to enter into a senior secured revolving credit facility (on the same terms and conditions as the Existing Credit Agreement with such modifications described in clause (b) above) in an aggregate principal amount of $200 million to refinance in full the outstanding loans and unfunded Revolving Credit Commitment (as defined in the Existing Credit Agreement) (the facility described in this clause (c), the “Backstop Facility” and, together with the Senior Secured Bridge Facility, the “Senior Credit Facilities”).

The Acquisition, the Refinancing, the other transactions described above and the payment of fees, commissions and expenses in connection with the foregoing are collectively referred to as the “Transactions”. The “Closing Date” shall be the date on which the Acquisition is consummated.

In connection with the foregoing, you have requested that (a) Wells Fargo Bank and Morgan Stanley Senior Funding, Inc. (on behalf of itself and its affiliates) (together, the “Initial Lenders”) commit to provide the Senior Secured Bridge Facility and, if applicable, the Backstop Facility, and (b) the Lead Arrangers (as defined below) use their commercially reasonable efforts to structure and arrange approval of the Existing Credit Agreement Amendment, in each case, upon the terms set forth in this Commitment Letter. Upon the terms set forth herein, the Initial Lenders are pleased to advise you of their several, but not joint, commitment to provide the principal amount of the Senior Secured Bridge Facility and, solely in the event an Existing Credit Agreement Amendment does not become effective on or prior to the Closing Date, the Backstop Facility, in each case as set forth opposite such Initial Lender’s name in Schedule 1 hereto; provided that the commitments of the Commitment Parties to fund the Senior Secured Bridge Facility and, if applicable, the Backstop Facility are subject solely to the satisfaction or waiver of the conditions expressly set forth in Exhibit B (the “Conditions Exhibit”) of this Commitment Letter; provided, further, that any event occurring after the date hereof and prior to the Closing Date that would result in a commitment reduction with respect to the Senior Secured Bridge Facility as set forth in the Summary of Terms under the Section titled “Mandatory Prepayments and Commitment Reductions” shall reduce the aggregate principal amount of the Senior Secured Bridge Facility (and the Initial Lenders’ commitment with respect to the Senior Secured Bridge Facility ratably among the Initial Lenders) on a dollar-for-dollar basis (and you agree to give us prompt written notice of the occurrence of any such reduction, together with a reasonably detailed calculation of the amount thereof). Notwithstanding anything to the contrary herein, the Initial Lenders’ commitment to the Backstop Facility shall automatically terminate upon the effectiveness of an Existing Credit Agreement Amendment.

Wells Fargo Securities, acting alone or through or with affiliates selected by it, and MSSFI are pleased to advise you of their willingness, to act as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”) for the Senior Secured Bridge Facility and, if the Existing Credit Agreement Amendment is not obtained, the Backstop Facility and Wells Fargo Bank has agreed to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through the Syndication Date (as defined below), you and your subsidiaries shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate or otherwise issue any debt securities or credit facilities (other than (1) the Senior Secured Bridge Facility, (2) an Existing Credit Agreement Amendment, (3) the Permanent Financing, (4) intracompany indebtedness of you and your subsidiaries, (5) other indebtedness that is reasonably agreed to by you and us to remain outstanding following the Closing Date and (6) indebtedness incurred in the ordinary course of business, including, without limitation, purchase money indebtedness and equipment financings, deferred purchase price obligations, capital leases, letter of credit facilities, working capital or liquidity facilities, draft protection, hedging and cash management obligations, trade or customer financing) if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Senior Secured Bridge Facility, the Existing Credit Agreement Amendment or, if applicable, the Backstop Facility, as reasonably determined by the Lead Arrangers. For the avoidance of doubt, there will be no conditions (implied or otherwise) under the Facility Documentation to the funding of the Senior Secured Bridge Facility and, if applicable, the Backstop Facility, on the Closing Date, including, without limitation, compliance with the terms of this Commitment Letter, the Fee Letters or the Facility Documentation, other than those that are expressly stated in the Conditions Exhibit.

The commitments and other obligations hereunder of the Commitment Parties shall be several and not joint. The Commitment Parties agree that, notwithstanding their right to syndicate the Senior Secured Bridge Facility and the Backstop Facility and obtain commitments with respect thereto, unless you and we otherwise agree in writing, we shall retain exclusive control over all rights with respect to the Senior Secured Bridge Facility and the Backstop Facility, including all rights to consent, approve amendments to or modifications of the Purchase Agreement or any document related thereto and approval of the Facility Documentation, until the Closing Date has occurred.

You agree that Wells Fargo Securities will have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Secured Bridge Facility and the Backstop Facility.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the terms of the Facility Documentation shall be in a form such that they do not impair the availability of the loans under the Senior Credit Facilities on the Closing Date if the conditions set forth in the Conditions Exhibit are satisfied or waived by the Commitment Parties, it being understood and agreed that to the extent any security interest in the intended Collateral (other than (x) any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, (y) the delivery of certificates evidencing equity interests if any, of any material U.S. subsidiaries of the Borrower constituting Collateral (provided that, certificates evidencing equity interests of the Acquired Company and its subsidiaries, to the extent required to be pledged pursuant to the terms of the Facility Documentation, will only be required to be delivered on the Closing Date to the extent received by you at least one (1) business day prior to the Closing Date, it being acknowledged and agreed that any certificates not delivered on the Closing Date shall be required to be delivered pursuant to customary arrangements and timing to be agreed with the Administrative Agent (and in any event no later than five (5) business days after the Closing Date with respect to the equity certificate for AMI US Holdings Inc.)) and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) in such Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be delivered no later than ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree) pursuant to arrangements to be mutually agreed; and (b) the only representations and warranties of the Borrower in the Facility Documentation the accuracy of which shall be a condition to the availability of the Senior Secured Bridge Facility and, if applicable, the Backstop Facility, on the Closing Date shall be (i) the representations made by the Seller or with respect to or by the Acquired Company in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you or your subsidiaries have the right (taking into account applicable notice or cure provisions) to terminate your or their obligations under the Purchase Agreement, or to decline to consummate the Acquisition pursuant to the Purchase Agreement, as a result of a breach of such representations in the Purchase Agreement (the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate existence and power of the Borrower and the Guarantors party to the Facility Documentation (as defined below) on the Closing Date; due authorization, power and authority (as to the execution, delivery and performance of the Facility Documentation), and execution, delivery and enforceability of the Facility Documentation, in each case with respect to the Borrower and the Guarantors party to the Facility Documentation on the Closing Date; no conflicts with or consents under the organizational documents of the Borrower or the Guarantors party thereto, in each case as to the execution, delivery and performance of the Facility Documentation; solvency of the Borrower and its subsidiaries, taken as a whole, as of the Closing Date (after giving effect to the Transactions) (as determined in a manner consistent with the solvency certificate in the form set forth in Exhibit C); Federal Reserve margin regulations; the use of proceeds of the Senior Secured Bridge Facility and the Backstop Facility not violating the U.S.A. Patriot Act, sanctions, anti-money laundering laws and anti-corruption laws (including OFAC and FCPA); the Investment Company Act; beneficial ownership regulations and, subject to the proviso in clause (a) above, the creation, validity and perfection of the security interests granted in the intended Collateral. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

The Lead Arrangers reserve the right, prior to and/or after the execution of definitive documentation for the Senior Secured Bridge Facility, the Existing Credit Agreement Amendment and, if applicable, the Backstop Facility (collectively, the “Facility Documentation”) to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Senior Credit Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and acceptable to you with respect to both the identity of such Lender and the amount of such Lender’s commitments (such acceptance not to be unreasonably withheld or delayed). You agree to actively assist, and to use your commercially reasonable efforts (to the extent not in contravention of the Purchase Agreement) to cause the Seller and the Acquired Company to actively assist, the Lead Arrangers in achieving approval for an Existing Credit Agreement Amendment and syndication of the Senior Secured Bridge Facility and, if applicable, the Backstop Facility that is satisfactory to the Lead Arrangers and you until the earlier of (a) 60 days following the Closing Date and (b) a successful syndication of the Senior Secured Bridge Facility and, if applicable, the Backstop Facility is achieved as mutually determined by the Lead Arrangers and you (such earlier date, the “Syndication Date”). Such assistance shall include your (i) providing and using your commercially reasonable efforts to cause your advisors to provide the Commitment Parties and the other Lenders upon request with all information deemed reasonably necessary by the Commitment Parties to complete syndication, including, but not limited to, information and evaluations prepared by you, the Seller, the Acquired Company and your and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as hereinafter defined), the “Information”), (ii) assisting in the preparation of Information Memoranda and other materials to be used in connection with the arrangement of an Existing Credit Agreement Amendment, the syndication of the Senior Secured Bridge Facility and, if applicable, the syndication of the Backstop Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (iii) using your reasonable best efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing banking relationships, (iv) [reserved], and (v) otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors and, to the extent not in contravention of the Purchase Agreement, senior management of the Acquired Company available from time to time to attend and make presentations regarding the business and prospects of the Borrower after giving effect to the Transactions, as appropriate, at one or more meetings of prospective Lenders. Notwithstanding our right to arrange an Existing Credit Agreement Amendment and to syndicate the Senior Secured Bridge Facility and, if applicable, the Backstop Facility, or anything to the contrary contained in this Commitment Letter, the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary (other than as set forth in the Summary of Terms under the Section titled “Mandatory Prepayments and Commitment Reductions”), none of the obtaining of the public ratings referenced above or the compliance with any of the other provisions in this paragraph, including in any of clauses (i) through (v) above, shall constitute a condition to the commitments hereunder or the funding of the Senior Secured Bridge Facility and, if applicable, the Backstop Facility on the Closing Date, and no Commitment Party shall be relieved, released or novated from any portion of its obligations or commitments hereunder (including its obligation to fund the Senior Secured Bridge Facility and, if applicable, the Backstop Facility) in connection with the syndication, assignment, participation or other transfer of the Senior Secured Bridge Facility or the Backstop Facility until after the funding of the Senior Secured Bridge Facility and, if applicable, the Backstop Facility on the Closing Date and no such syndication, assignment, participation or other transfer shall become effective with respect to all or any portion of the Commitment Party’s commitments in respect of the Senior Secured Bridge Facility or the Backstop Facility until after the initial funding of the Senior Secured Bridge Facility and, if applicable, the Backstop Facility on the Closing Date shall have occurred.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided that the determinations as to the timing of all offers to prospective Lenders, the selection of Lenders, any title of agent or similar designations or roles awarded to any Lender, the acceptance and final allocation of commitments and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this Commitment Letter and the Arranger Fee Letter (as defined below) shall be made jointly by the Lead Arrangers and the Borrower in accordance with the syndication plan for an Existing Credit Agreement Amendment, the Senior Secured Bridge Facility and, if applicable, the Backstop Facility agreed to by Wells Fargo and the Borrower prior to the date hereof, as it may be amended after the date hereof as agreed by the Lead Arrangers and the Borrower. It is understood that no Lender participating in an Existing Credit Agreement Amendment, the Senior Secured Bridge Facility or, if applicable, the Backstop Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Fee Letters and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Commitment Parties.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries, the Seller or the Acquired Company or its subsidiaries or any of the matters contemplated hereby in connection with the Transactions, in each case on a confidential basis.

You represent, warrant and covenant (to your knowledge with respect to any information or projections related to or provided by the Seller or the Acquired Company or any of its subsidiaries or representatives (or on their behalf) prior to the Closing Date) that (a) all financial projections concerning the Borrower, the Acquired Company and your and its respective subsidiaries that have been or are hereafter made available to any Commitment Party or any Lender by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such Projections are prepared (it being understood that the Projections (i) are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and (ii) are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular Projections will be realized and variances from the Projections may be material) and (b) all written Information (other than Projections and other than information of a general economic, forward-looking or industry-specific nature), which has been or is hereafter made available to any Commitment Party or any Lender by you or any of your representatives (or, at your direction, on your or their behalf) or by the Seller or the Acquired Company or any of their respective subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transactions, as and when furnished (when taken as a whole and after giving effect to all supplements and updates thereto and taken together with your filings with the Securities and Exchange Commission), is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made; provided that, with respect to any Information related to the Acquired Company and its subsidiaries prior to the Closing Date, the foregoing representation, warrant and covenant is made only to your knowledge. You agree to furnish us with further and supplemental information from time to time until the later of the Closing Date and the Syndication Date so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date and on the Syndication Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging an Existing Credit Agreement Amendment and arranging and syndicating the Senior Secured Bridge Facility and, if applicable, the Backstop Facility, the Commitment Parties are and will be using and relying on the Information without independent verification thereof (and the Commitment Parties do not take responsibility for the accuracy or completeness of the Information). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of the making of any representation, warranty or covenant under this paragraph, the provision or any supplement thereto, or the accuracy of any such representation, warranty, covenant or supplement shall constitute a condition precedent to the availability and/or initial funding of the Senior Secured Bridge Facility and, if applicable, the Backstop Facility on the Closing Date.

You acknowledge that (a) the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Relevant Entities, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”. You hereby authorize the Lead Arrangers to download copies of the Borrower’s trademark logos from its website and post copies thereof on the SyndTrak site or similar workspace established by the Lead Arrangers to syndicate the Senior Credit Facilities and use the logos on any customary confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Senior Credit Facilities or in any customary advertisements that we may place after the Closing Date in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at our own expense describing its services to the Borrower hereunder.

You agree that the Commitment Parties on your behalf may distribute the following documents to all prospective Lenders, unless you advise us in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Existing Credit Agreement Amendment, the Senior Secured Bridge Facility and/or, if applicable, the Backstop Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Existing Credit Agreement Amendment, the Senior Secured Bridge Facility and, if applicable, the Backstop Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then we will not distribute such materials to Public Lenders without further discussions with you.

By executing this Commitment Letter, you agree to reimburse the Commitment Parties from time to time within 10 business days of written demand therefor, for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable and documented fees, disbursements and other charges of McGuireWoods LLP, as counsel to Wells Fargo Securities and the Administrative Agent, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the Commitment Parties and their affiliates, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for the affected Commitment Parties similarly situated (and, if necessary, one additional firm of local counsel in each appropriate jurisdiction)) and (b) due diligence expenses) incurred in connection with the Existing Credit Agreement Amendment, the Senior Secured Bridge Facility and, if applicable, the Backstop Facility, the syndication thereof and the preparation of the definitive documentation therefor and the preparation of the Commitment Documents (as defined below) and with any other aspect of the Transactions and any similar transaction and any of the other transactions contemplated thereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Commitment Party, each Lead Arranger, each Lender and each of their respective affiliates and each of their and their respective affiliates’ officers, directors, employees, partners, agents, advisors and other representatives and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred by or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions and any of the other transactions contemplated thereby or any related transaction (including, without limitation, the execution and delivery of the Commitment Documents and the Facility Documentation and the closing of the Transactions) or (b) the use of the proceeds of the Senior Credit Facilities, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees, expenses and charges (but limited, in the case of legal fees and expenses to the reasonable fees, expenses and charges of one counsel to the Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary counsel or one additional counsel in each jurisdiction or relevant specialty as the case may be, to the affected Indemnified Parties similarly situated and taken as a whole)) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) the gross negligence or willful misconduct of such Indemnified Party or any Related Indemnified Persons (as defined below) of such Indemnified Party, in each case as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a claim brought by you against an Indemnified Party for material breach of the obligations of such Indemnified Party under this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment, (iii) any dispute solely among Indemnified Parties, other than any claims against any Indemnified Party in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Existing Credit Agreement, and other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates or (iv) any agreement governing any settlement effected without your prior written consent (such consent not to be unreasonably withheld or delayed (provided, that notwithstanding the foregoing, if at any time an Indemnified Party shall have requested in accordance with this provision that you reimburse such Indemnified Party for legal or other expenses in connection with investigating, responding to or defending any such investigation, litigation or proceeding and such person is entitled to such reimbursement, you shall be liable for any settlement of any such investigation, litigation or proceeding effected without your written consent if (x) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (y) you shall not, by the end of such 30 day period, have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement)). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity-holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent. For the purposes hereof, “Related Indemnified Person” means as to each Indemnified Party or Commitment Party Related Party (as defined below), (1) any controlling person or controlled affiliate of such Indemnified Party or such Commitment Party Related Party and (2) the respective directors, officers, employees and agents of such Indemnified Party or such Commitment Party Related Party or any of its controlling persons or controlled affiliates, in the case of this clause (2), acting at the instructions of such Indemnified Party or such Commitment Party Related Party; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in the performance of the Indemnified Party’s or such Commitment Party Related Party’s obligations under this Commitment Letter.

Without limiting the generality of the immediately preceding paragraph, you also agree that each Commitment Party, each Lead Arranger, each Lender and each of their respective affiliates and each of their and their respective affiliates’ officers, directors, employees, partners, agents, advisors and other representatives and each of their respective heirs, successors and assigns (such persons, collectively, the “Commitment Party Related Parties”) shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Commitment Party Related Party or any Related Indemnified Persons of such Commitment Party Related Party. Neither you nor any Commitment Party Related Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letters, the Facility Documentation or any other element of the Transactions; provided that nothing in this sentence shall limit your indemnity and reimbursement obligations to the extent that such indirect, consequential, special or punitive damages are included in any claim by a third party unaffiliated with a Commitment Party with respect to which the applicable Indemnified Party is entitled to indemnification hereunder. No Commitment Party Related Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Commitment Party Related Party or any Related Indemnified Persons of such Commitment Party Related Party.

This (a) Commitment Letter, (b) that certain arranger fee letter among you and the Commitment Parties of even date herewith (as may be amended, restated, supplemented or otherwise modified from time to time, the “Arranger Fee Letter”) and (c) that certain agent fee letter among you, Wells Fargo Securities and Wells Fargo Bank (as may be amended, restated, supplemented or otherwise modified from time to time, the “Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”; the Fee Letters together with the Commitment Letter, the “Commitment Documents”), and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for (i) the disclosure of the Commitment Documents on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) the disclosure of the Commitment Documents as required by law, order of any court or administrative agency in any pending legal or administrative proceeding, or other compulsory process (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) the disclosure of this Commitment Letter, but not the Fee Letters, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (provided that any information relating to pricing, fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) the disclosure of the Commitment Documents on a confidential basis to the board of directors, officers, employees and advisors of the Seller and the Acquired Company in connection with its consideration of the Acquisition (provided that any information relating to pricing, fees and expenses has been redacted in a manner reasonably acceptable to us). In connection with any disclosure by you to any third party as set forth above (except as set forth in clauses (ii) and (iii) above), you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof. For the avoidance of doubt, nothing in this Commitment Letter prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each Lender is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties or such Lender, as applicable, to identify you in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective for each of us and the prospective Lenders.

Each Commitment Party shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat all such information as confidential; provided that nothing herein shall prevent any Commitment Party or its respective affiliates from disclosing any such information (i) to any Lenders or participants or prospective Lenders or prospective participants (provided that any such disclosure shall be made subject to the acknowledgment and acceptance by such Lender or participant or prospective Lender or prospective participant that such information is being disseminated on a confidential basis (and they shall agree to be bound to substantially the same terms as are set forth in this paragraph or as are otherwise reasonably acceptable to you and us, including as agreed in any informational memoranda or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standard for dissemination of such type of information), (ii) pursuant to the order of any court or administrative agency or in any judicial or administrative proceeding or as otherwise required by law or compulsory legal process (in which case the applicable Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent practicable and permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over any Commitment Party (in which case the applicable Commitment Party shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and permitted by law), (iv) to their respective affiliates involved in the Transactions and their and their affiliates’ respective directors, officers, employees, accountants, attorneys, agents and other professional advisors on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential, (v) to the extent that such information is independently developed by the Commitment Parties, so long as the Commitment Parties have not otherwise breached their confidentiality obligations hereunder and have not developed such information based on information received from a third party that to their knowledge has breached confidentiality obligations owing to you, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by us in breach of this provision, (vii) to the extent that such information is received by a Commitment Party or any or its affiliates from a third party that is not to its knowledge subject to confidentiality obligations to you or your affiliates, (viii) for purposes of establishing a “due diligence” defense, (ix) to market-data collectors, credit insurance providers and brokers, similar service providers to the lending industry and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Senior Credit Facilities, (x) to the extent we reasonably deem it necessary in connection with the exercise of any remedies hereunder, any action or proceeding relating to the Commitment Documents or the enforcement of rights thereunder or (xi) with your prior written consent. The provisions of this paragraph with respect to the Commitment Parties and their respective affiliates shall automatically terminate on the earlier of (A) one year following the date of this Commitment Letter and (B) the execution of the Facility Documentation (in which case, the confidentiality provisions in the Facility Documentation shall supersede the provisions of this paragraph). The terms of this paragraph shall supersede all prior confidentiality or non-disclosure agreements and understandings between you and the Commitment Parties relating to the Transactions.

You acknowledge that Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party agrees that it will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Seller, the Acquired Company and your and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each Commitment Party is permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Seller, the Acquired Company or any of your or its respective affiliates that is or may come into the possession of such Commitment Party or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Existing Credit Agreement Amendment and the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter. Each of the parties hereto acknowledges that MSSFI (or one of its affiliates) has been retained by you as financial advisor (in such capacity, a “Buy-Side Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of any Buy-Side Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other.

This Commitment Letter (including the Summary of Terms) and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York.

Each of you, and each Commitment Party hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letters, the Transactions and the other transactions contemplated hereby and thereby or the actions of any Commitment Party in the negotiation, performance or enforcement hereof. Each Commitment Party and you hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letters and the transactions contemplated hereby and thereby and irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter (including the Summary of Terms) or the Fee Letters shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letters and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each Commitment Party and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each Commitment Party and you waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. The commitments and undertakings of the Commitment Parties may be terminated by us if you fail to perform your obligations under this Commitment Letter or any Fee Letter on a timely basis.

The provisions of the immediately preceding ten paragraphs (other than any provision that expressly terminates upon execution of the Facility Documentation) shall remain in full force and effect regardless of whether any definitive documentation for the Existing Credit Agreement Amendment, the Senior Secured Bridge Facility or, if applicable, the Backstop Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder.

This Commitment Letter and the Fee Letters may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page of this Commitment Letter and the Fee Letters by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by us of a manually signed paper communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, no Commitment Party is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Commitment Party pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent a Commitment Party has agreed to accept such Electronic Signature, such Commitment Party shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of a Commitment Party, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

This Commitment Letter (including the Summary of Terms) and the Fee Letters embody the entire agreement and understanding among the Commitment Parties, you, and your affiliates with respect to the Existing Credit Agreement Amendment, the Senior Secured Bridge Facility and the Backstop Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto, the Indemnified Parties and the Commitment Party Related Parties. This Commitment Letter (including the Summary of Terms) may not be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. (New York City time) on May 4, 2026 unless you execute this Commitment Letter and the Fee Letters and return the Commitment Letter and Arranger Fee Letter to us and the Agent Fee Letter to Wells Fargo prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (x) 11:59 p.m. (New York City time) on the date that is three Business Days (as defined in the Purchase Agreement) after the “End Date” (as defined in the Purchase Agreement as in effect on the date hereof), (y) the termination of the Purchase Agreement in accordance with its terms in the event the Acquisition is not consummated and (z) the consummation of the Acquisition (with or without the use of any of the Senior Credit Facilities).

[Remainder of page intentionally left blank; signature pages follow]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

WELLS FARGO SECURITIES, LLC

By:      /s/ Kevin J. Sanders

Name: Kevin J. Sanders

Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:      /s/ Thomas O’Connell

Name: Thomas O’Connell

Title: Managing Director

MORGAN STANLEY SENIOR FUNDING, INC.

By:      /s/ Brian Sanderson

Name: Brian Sanderson

Title: Authorized Signatory

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

LATTICE SEMICONDUCTOR CORPORATION

By:            /s/Lorenzo Flores

Name:       Lorenzo Flores

Title:         Chief Financial Officer

EXHIBIT A

SCHEDULE 1

INITIAL LENDER	SENIOR SECURED BRIDGE FACILITY COMMITMENT (in USD)	BACKSTOP FACILITY
Wells Fargo Bank, National Association	$ 554,166,666.67	$ 116,666,666.67
Morgan Stanley Senior Funding, Inc.	$ 395,833,333.33	$ 83,333,333.33
TOTAL	$ 950,000,000.00	$ 200,000,000.00

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

PROJECT ALTA

$950 MILLION SENIOR SECURED 364-DAY BRIDGE FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

All capitalized terms used herein but not defined herein have the meanings given to them in the Commitment Letter to which this Summary of Principal Terms and Conditions is attached.

Borrower:	Lattice Semiconductor Corporation, a Delaware corporation (the “Borrower”).

Lead Arrangers and Bookrunners:

Wells Fargo Securities, LLC (“Wells Fargo Securities”) will act as left lead arranger and bookrunner, and Morgan Stanley Senior Funding, Inc. (“MSSFI”) will act as a joint lead arranger and joint bookrunner and appear immediately to the right of Wells Fargo Securities (collectively, the “Lead Arrangers”), for the Senior Secured Bridge Facility.

Lenders:	Wells Fargo Bank, National Association (“Wells Fargo Bank”), MSSFI and a syndicate of financial institutions and other entities (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent”).

Senior Secured Bridge Facility:

A 364-day senior secured bridge loan facility in an aggregate principal amount of $950 million (the “Senior Secured Bridge Facility” and the loans thereunder, the “Senior Secured Bridge Loans”), less the amount of any applicable reduction to the commitments under the Senior Secured Bridge Facility as set forth under the “Mandatory Prepayments and Commitment Reductions” section below.

Use of Proceeds:

The proceeds of the borrowing under the Senior Secured Bridge Facility will be used, on the Closing Date, together with any proceeds of the Permanent Financing and cash on hand, (a) to finance the Acquisition and the Refinancing and (b) for the payment of fees and expenses incurred in connection with the Transactions.

Availability:

The amount to be drawn under the Senior Secured Bridge Facility must be drawn in a single drawing on the Closing Date in U.S. dollars. Amounts borrowed under the Senior Secured Bridge Facility that are repaid or prepaid may not be reborrowed.

Documentation:

The definitive documentation for the Senior Secured Bridge Facility (the “Financing Documentation”) will, at the option of Wells Fargo Securities (in consultation with the Borrower), be documented as either a new credit agreement or an amendment to (or an amendment and restatement of) that certain Amended and Restated Credit Agreement, dated as of September 1, 2022 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the lenders party thereto and Wells Fargo Bank, as administrative agent; provided that the Financing Documentation will contain the terms and conditions set forth in this Exhibit A and, to the extent not covered by this Exhibit A, will be substantially consistent with the Existing Credit Agreement, with changes and modifications to be negotiated in good faith and mutually agreed that give due regard to (a) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, capital structure, rating, industry and business, (b) the structure and consummation of the Transactions and (c) the nature of the Senior Secured Bridge Facility as a “bridge term loan facility” and an interim facility (collectively for purposes of this Exhibit A, the “Documentation Principles”). The Financing Documentation will be subject in all respects to the Certain Funds Provision. For the avoidance of doubt, the Financing Documentation shall also contain (i) the Administrative Agent’s customary agency and operational provisions, to the extent such requirements have been generally required by the Administrative Agent in documenting other credit facilities similar to the Senior Secured Bridge Facility, (ii) customary provisions pertaining to outbound investment rules and (iii) to the extent applicable, a customary pari passu intercreditor agreement executed by the administrative agent on behalf of the secured parties under the Existing Credit Agreement (or any replacement credit agreement entered into in connection with the Backstop Facility).

Guarantors:

The obligations of (a) the Borrower under the Senior Secured Bridge Facility and (b) the Borrower and any subsidiary under any hedging agreements and under any treasury management arrangements entered into between such party and any counterparty that is a Lead Arranger, the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement or treasury management arrangement is executed or in existence on the Closing Date (collectively, the “Secured Obligations”) will be unconditionally guaranteed, on a joint and several basis, by the Borrower and each existing and subsequently acquired or formed direct and indirect material domestic subsidiary of the Borrower (including the Acquired Company and its domestic subsidiaries that are material domestic subsidiaries) (each a “Guarantor”; such guarantee being referred to as a “Guarantee”). All Guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to as the “Credit Parties”. Notwithstanding the foregoing, no Guarantee shall be required from any Excluded Subsidiary (as defined in the Existing Credit Agreement).

Security:

Subject to the Certain Funds Provision, the Secured Obligations will be secured by valid and perfected first priority (subject to exceptions consistent with the Existing Credit Agreement and the loan documents entered into in connection therewith) security interests in and liens on all of the following (collectively, the “Collateral”):

(a)         (i) 100% of the equity interests of all present and future domestic subsidiaries of any Credit Party and (ii) 65% of the voting equity interests and 100% of the non-voting equity interests of all present and future first-tier foreign subsidiaries and any foreign subsidiary holding company of any Credit Party;

(b)         All of (i) the tangible and intangible personal property and assets of the Credit Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash); and

(c)         All products, profits and proceeds of the foregoing.

Notwithstanding the foregoing, the Collateral will be subject to exclusions from the Collateral and excluded perfection actions that are consistent with the security documentation entered into in connection with the Existing Credit Agreement. For the avoidance of doubt, the Collateral will also secure obligations under the Existing Credit Agreement or the Backstop Facility, as applicable, and any other “Secured Obligations” (as defined in the Existing Credit Agreement) on a pari passu basis and, if applicable, subject to a customary intercreditor agreement.

Final Maturity and Amortization:

The Senior Secured Bridge Facility will mature and be payable in full on the date that is 364 days after the Closing Date (the “Maturity Date”). The Senior Secured Bridge Facility will not be subject to amortization.

Interest Rates and Fees:	Interest rates and fees in connection with the Senior Secured Bridge Facility will be as specified on Schedule I attached hereto.

Mandatory Prepayments and Commitment Reductions:

The Borrower shall prepay the Senior Secured Bridge Loans, or if prior to the Closing Date, the commitments in respect of the Senior Secured Bridge Facility shall be automatically reduced, by an aggregate amount equal to (without duplication):

(a)         100% of the net cash proceeds received of all non-ordinary course asset sales, casualty events, or other dispositions by the Borrower and its subsidiaries (subject to customary exclusions and a de minimis threshold to be agreed); provided that after the Closing Date such net cash proceeds shall not be required to be applied to prepay the Senior Secured Bridge Loans to the extent they are reinvested in the Borrower’s or any of its subsidiaries’ business within 6 months following receipt thereof (or, if committed to be reinvested pursuant to a binding agreement entered into within such 6-month period, to the extent reinvested within 3 months following the end of such 6-month period);

(a)         100% of the net cash proceeds received from (i) any Permanent Financing or (ii) any other third-party debt financing (other than (A) the Senior Secured Bridge Loans, (B) proceeds received from the Backstop Facility, (C) any indebtedness incurred by the Borrower or one of its subsidiaries under existing credit facilities entered into prior to the date of the Commitment Letter (including proceeds from revolving borrowings under the Existing Credit Agreement), other than indebtedness incurred to finance the Transactions or any portion thereof, (D) other indebtedness incurred in the ordinary course of business, including, without limitation, purchase money indebtedness and equipment financings, deferred purchase price obligations, capital leases, letter of credit facilities, working capital facilities, hedging and cash management obligations, trade or customer financing, and (E) certain other indebtedness to be mutually agreed);

(b)         100% of the net cash proceeds received from public issuances of equity securities or equity-linked securities of the Borrower (other than (A) issuances of securities pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs, (B) the issuance of common stock, options, warrants, restricted stock units and/or other equity interests of the Borrower to officers, directors or employees of the Borrower or any subsidiaries thereof pursuant to equity incentive plans of Borrower, (C) securities issued or transferred directly (and not constituting cash proceeds of any issuance of such securities) as consideration for the Acquisition or in connection with any other acquisition, investment, divestiture or joint venture arrangement, and (D) certain other issuance of equity securities or equity-linked securities to be mutually agreed);

(c)         Without duplication of clause (b) above, 100% of the aggregate principal amount available to the Borrower or any of its subsidiaries pursuant to any committed but unfunded term loan or similar credit facility pursuant to a duly executed credit agreement, commitment letter or other similar definitive documentation that has been entered into and effective for the purpose of financing all or a part of the Transactions and/or replacing all or a portion of the Senior Secured Bridge Facility and having conditions precedent to funding and limitations on assignments thereof prior to the Closing Date which are no more restrictive or less favorable to the Borrower (as reasonably determined by the Borrower in good faith upon entering into such commitment letter, credit agreement or other similar definitive documentation) than the conditions to funding and limitations on assignments with respect to the Senior Secured Bridge Loans as set forth in the Commitment Letter, taking into account the Certain Funds Provision (any such credit facility, a “Qualifying Permanent Financing”).

Each such prepayment will be made together with accrued interest to the date of prepayment, but without premium or penalty (except breakage costs). Any mandatory prepayments of the Senior Secured Bridge Loans may not be re-borrowed.

The Borrower shall provide the Administrative Agent with prompt written notice of any prepayment or commitment reduction hereunder. Any required commitment reduction on or prior to the Closing Date resulting from any of the foregoing shall be effective: (x) in the case of clauses (a) through (c) above, the date of receipt by the Borrower or any of its subsidiaries of such net cash proceeds and (y) in the case of clause (d), the date that the applicable commitment letter, credit agreement or other similar definitive documentation is entered into for a Qualifying Permanent Financing.

Voluntary Prepayments:

Voluntary prepayments of Senior Secured Bridge Loans and voluntary reduction of commitments under the Senior Secured Bridge Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, subject to customary notice requirements and without premium or penalty (subject to customary reimbursement of the Lenders’ SOFR breakage costs in the case of a prepayment of SOFR borrowings other than on the last day of the relevant interest period). Voluntary prepayments of the Senior Secured Bridge Loans may not be re-borrowed.

Conditions Precedent to Senior Secured Bridge Loans:

The borrowing under the Senior Secured Bridge Facility on the Closing Date will be subject solely to the satisfaction or waiver of the conditions precedent set forth in Exhibit B to the Commitment Letter and shall be subject to the Certain Funds Provision.

Representations and Warranties:

Consistent with the Documentation Principles and limited to the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions substantially similar to the Existing Credit Agreement): organizational and legal status, financial statements; capital structure; organizational power and authority; no default; no conflict with laws or material agreements; enforceability; absence of material litigation, environmental matters; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including, without limitation, Regulations T, U and X and the Investment Company Act; compliance with anti-corruption laws, anti-money laundering laws, sanctions (including OFAC and FCPA) and outbound investment rules; payment of taxes and other obligations; ownership of properties; intellectual property; insurance; solvency; absence of any material adverse change; senior debt status; labor matters; affected financial institution; and accuracy of disclosure.

Affirmative Covenants:

Consistent with the Documentation Principles and limited to the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions substantially similar to the Existing Credit Agreement): use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws and ERISA); compliance with anti-corruption laws, anti-money laundering laws and sanctions; maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, changes in exempt status under the beneficial ownership regulation, litigation and other material events; financial reporting (including annual audited and quarterly unaudited financial statements (in each case, accompanied by covenant compliance certificates and management discussion and analysis) and annual updated budgets); management letters; additional Guarantors and Collateral and other collateral matters; and further assurances.

Negative Covenants:

Consistent with the Documentation Principles and limited to the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions substantially similar to the Existing Credit Agreement): limitation on debt (including disqualified equity interests); limitation on liens; limitation on further negative pledges; limitation on loans, advances, acquisitions and other investments; limitation on dividends, distributions, redemptions and repurchases of equity interests; limitation on fundamental changes and asset sales and other disposition (including, without limitation, sale-leaseback transactions); limitation on prepayments, redemptions and purchases of subordinated debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; limitation on material and adverse amendment of organizational documents and limitation regarding outbound investment rules.

Financial Covenants:

(a)         Total Net Leverage Ratio: The Borrower shall maintain a Total Net Leverage Ratio (defined as the ratio of (x) total funded indebtedness minus unrestricted and unencumbered (other than liens in favor of the Administrative Agent) cash and cash equivalents then on hand (excluding the proceeds of indebtedness incurred substantially concurrently with the determination of such amount) not to exceed $200 million to (y) Consolidated EBITDA (to be defined in a manner consistent with the Existing Credit Agreement and with an additional addback for fees, expenses and costs incurred prior to the date that is six (6) months after the Closing Date in connection with the Transactions) for the most recently completed four fiscal quarter period calculated for the Borrower and its subsidiaries on a consolidated basis) of not greater than 3.50 to 1.00.

(b)         Interest Coverage Ratio: The Borrower shall maintain a ratio of (x) Consolidated EBITDA to (y) consolidated interest expense, in each case for the most recently completed period of four consecutive fiscal quarters calculated for the Borrower and its subsidiaries on a consolidated basis, of not less than 3.50 to 1.00.

Events of Default:

Consistent with the Documentation Principles and limited to the following (with materiality thresholds, exceptions, grace periods and cure periods substantially similar to the Existing Credit Agreement (except as set forth below)): non-payment of obligations (with 5 business day grace period for payment obligations other than principal and reimbursement obligations with respect to Letters of Credit); inaccuracy of representation or warranty; non-performance of covenants and obligations; default on other debt (including hedging agreements) in an outstanding amount in excess of the Threshold Amount (as defined in the Existing Credit Agreement); change of control; bankruptcy or insolvency; impairment of security; ERISA; judgments in excess of the Threshold Amount; and actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation.

Defaulting Lender Provisions, Yield Protection and Increased Costs:	Usual and customary for facilities of this type and consistent with the Existing Credit Agreement.

EU/UK Bail-In / ERISA / QFC:	Customary “EU/UK Bail-In” and “qualified financial contract” provisions and representations relating to “plan assets” shall be included in the Financing Documentation.

Assignments and Participations:

Consents. Each Lender will be permitted to make assignments in acceptable minimum amounts subject in certain circumstances to the approval of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, unless (i) an Event of Default has occurred and is continuing, (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Financing Documentation) or (iii) the assignment is made in connection with the primary syndication of the Senior Credit Facilities and during the period commencing on the Closing Date and ending on the date that is 60 days following the Closing Date, the Borrower (such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) business days after having received notice thereof. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries.

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the outstanding Senior Secured Bridge Loans (the “Required Lenders”).

Amendments and Waivers:

Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) reductions of principal, interest, fees or other amounts, (ii) extensions of scheduled maturities or times for payment, (iii) reductions in the voting percentages and (iv) modification to any pro rata sharing provisions, and (b) the consent of all Lenders will be required with respect to (i) releases or subordination of all or substantially all of the value of the Collateral or Guarantors or (ii) subordination of the obligations under the Financing Documentation to any other indebtedness.

The Financing Documentation will contain customary replacement of lender provisions consistent with the Existing Credit Agreement.

Indemnification and Expenses:	Usual and customary for facilities for this type and consistent with the Existing Credit Agreement.

Governing Law; Exclusive Jurisdiction and Forum:	New York.

Waiver of Jury Trial and Punitive and Consequential Damages:	The Credit Parties shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Administrative Agent:	McGuireWoods LLP.

SCHEDULE I

INTEREST AND FEES

Interest:

The Senior Secured Bridge Loans shall accrue interest, at the option of the Borrower, at a rate per annum equal to Term SOFR (as defined below) plus [***] (“Term SOFR Loans”) or Base Rate (as defined below) plus [***] (“Base Rate Loans”) (the margins set forth for Term SOFR Loans and Base Rate Loans, the “Initial Margins”). The Initial Margins will increase by (a) an additional [***] on the date that is [***] after the Closing Date, (b) an additional [***] on the date that is [***] after the Closing Date and (c) an additional [***] on the date that is [***] after the Closing Date. Interest shall be payable quarterly in arrears with respect to Senior Secured Bridge Loans that are Base Rate Loans.

Interest with respect to Senior Secured Bridge Loans that are Term SOFR Loans will be determined for periods (“Interest Periods”) of one, three or six months as selected by the Borrower and will be determined based on the forward-looking term rate based on the secured overnight financing rate (“SOFR”) that is published by CME Group Benchmark Administration Limited (CBA) (or a successor administrator of such rate) (“Term SOFR”). Term SOFR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of Term SOFR used in determining Base Rate Loans, will be fixed through such period. Interest with respect to Senior Secured Bridge Loans that are Term SOFR Loans will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, every three months. Term SOFR shall in no event shall be less than 0%. The Financing Documentation will contain provisions with respect to the establishment of a successor interest rate for Term SOFR.

“Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.50%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) Term SOFR (as defined below) for a one month Interest Period (as defined below) plus 1.0%. Base Rate shall in no event be less than 1%.

Default Interest:

(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Senior Secured Bridge Facility shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan, fee or other obligation and shall be payable on demand of the Administrative Agent.

Duration Fee:

The Borrower will pay non-refundable duration fees (each, a “Bridge Duration Fee”) equal to (a) [***] of the aggregate principal amount of the Senior Secured Bridge Loans outstanding (if any) on the date that is [***] after the Closing Date, (b) [***] of the aggregate principal amount of the Senior Secured Bridge Loans outstanding (if any) on the date that is [***] after the Closing Date, and (c) [***] of the aggregate principal amount of the Senior Secured Bridge Loans outstanding (if any) on [***] after the Closing Date. The Bridge Duration Fees will be fully earned and due and payable in cash on [***], [***] and [***] after the Closing Date, as applicable.

EXHIBIT B

Project Alta

$950 Million Senior Secured 364-Day Bridge Loan Facility

$200 Million Senior Secured Revolving Backstop Facility
Summary of Conditions Precedent1

This Summary of Conditions Precedent outlines the conditions precedent to the Senior Secured Bridge Facility and the Backstop Facility (together with the Senior Secured Bridge Facility, the “Senior Credit Facilities”) referred to in the Commitment Letter, of which this Exhibit B is a part.

The initial availability and borrowings, as applicable, under the Senior Credit Facilities shall be subject solely to the satisfaction (or waiver by each Lead Arranger) of the following conditions (subject in all respects to the Certain Funds Provision):

1.

The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the initial borrowing under the Senior Credit Facilities in accordance in all material respects with the terms of the Purchase Agreement (after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by the Borrower that are materially adverse to the interests of the Lenders or the Lead Arrangers, in their respective capacities as such, when taken as a whole, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)); provided that (i) a reduction in the consideration payable under the Purchase Agreement of less than 10% shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers so long as any such reduction to the consideration payable in cash is applied 100% to reduce the Senior Secured Bridge Facility, (ii) an increase in such purchase price or consideration amount shall not be deemed to be materially adverse to the Lenders and the Lead Arrangers if such increase is funded by common equity, preferred equity (with terms reasonably acceptable to the Lead Arrangers) or cash on hand of the Borrower and its subsidiaries; provided in the cases of clause (i) and (ii) that no purchase price, working capital or similar adjustment provisions set forth in the Purchase Agreement shall constitute a reduction or increase in the purchase price or consideration, (iii) any change to the definition of “Material Adverse Effect” contained in the Purchase Agreement shall be deemed to be materially adverse to the Lenders and the Lead Arrangers, and (iv) any change to Section 11.16 of the Purchase Agreement (including the third party beneficiary rights applicable to the Commitment Parties set forth therein) shall be deemed to be materially adverse to the Lenders and the Lead Arrangers.

2.

Subject to the Certain Funds Provision, (i) the execution and delivery of the Financing Documentation by each Credit Party, substantially consistent with the terms and conditions set forth herein, in Exhibit A and in the Fee Letters, (ii) the Administrative Agent and Lead Arrangers shall have received  customary legal opinions with respect to the Senior Credit Facilities with respect to the Credit Parties, customary organizational documents of each Credit Party, customary evidence of authorization with respect to each Credit Party, customary officer’s certificates of each Credit Party and good standing certificates with respect to each Credit Party (to the extent such concept exists in the applicable jurisdiction) in the jurisdiction of organization of such Credit Party, (iii) a solvency certificate substantially in the form of Exhibit C to the Commitment Letter, (iv) a customary borrowing notice with respect to the initial borrowings under the Senior Credit Facilities; provided that such notice shall be subject to the Certain Funds Provisions and (v) all documents and instruments required to create and perfect or otherwise evidence the Administrative Agent’s security interest in the Collateral under the Senior Credit Facilities, which shall be, if applicable, in proper form for filing.

3.	The Lead Arrangers shall have received:

(a)    with respect to the Acquired Company and its subsidiaries, (i) the audited consolidated balance sheet as of December 31, 2025 (the “Latest Balance Sheet Date”) and the related consolidated statements of operations, cash flows and stockholders’ equity for the twelve (12) month period then ended, (ii) the unaudited consolidated balance sheet as of March 31, 2026 and the related unaudited consolidated statements of operations, cash flows and stockholders’ equity for the three (3) month period then ended, (iii) the unaudited financial statements of the Acquired Company for each fiscal quarter of the Acquired Company ended after the Latest Balance Sheet Date and at least 50 days prior to the Closing Date, and (iv) the audited financial statements of the Acquired Company for any fiscal year of the Acquired Company ended after the Latest Balance Sheet Date and at least 120 days prior to the Closing Date;

1All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

(b)    with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the fiscal years 2023, 2024 and 2025 and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended after January 3, 2026 and at least 45 days prior to the Closing Date; and

(c)    projections prepared by management of balance sheets, income statements and cash flow statements of the Borrower and its subsidiaries for the five (5) years following the Closing Date (i.e. the Borrower’s 2026, 2027, 2028, 2029 and 2030 fiscal years).

The Commitment Parties hereby acknowledge (i) receipt of the financial statements referred to in clause (b) for the fiscal years ended December 30, 2023, December 28, 2024 and January 3, 2026, (ii) that any subsequent financial statements of the Borrower that have been made available on the Securities and Exchange Commission’s EDGAR website shall be deemed to have been received by the Commitment Parties, and (iii) receipt of the financial statements referred to in clauses (a)(i) and (a)(ii).

4.

The Administrative Agent shall have received, at least three Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date, all documentation and other information about the Credit Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, (a) the PATRIOT Act, and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower, in each case, that has been reasonably requested in writing by the Lenders at least 10 Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date; provided that, in the case of clause (b), the Administrative Agent shall have provided the Borrower a list of each Lender requesting such information and its electronic delivery requirements at least ten business days prior to the Closing Date. “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (as defined below), which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

5.

All fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letters and the Commitment Letter (including the Summary of Terms) and reasonable and documented out-of-pocket expenses (including legal fees and expenses) required to be paid by the Borrower on the Closing Date pursuant to the Commitment Letter, to the extent such expenses are invoiced at least two Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date or are otherwise set forth in a funds flow or settlement statement approved by the Borrower, shall, upon the initial borrowing of the Senior Secured Bridge Facility or the Backstop Facility, as applicable, have been paid, or will be substantially simultaneously paid (which amounts may be offset against the proceeds of the Senior Secured Bridge Facility or the Backstop Facility).

6.

(i) The Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) and (ii) the Specified Purchase Agreement Representations shall be true and correct, in each case subject to and to the extent required by the Certain Funds Provision.

7.	There must be no Material Adverse Effect (as defined in the Purchase Agreement) that has occurred after the date of the Purchase Agreement.

8.	The Closing Date shall not occur prior to July 6, 2026.

9.	The Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with the borrowing under the Senior Secured Bridge Facility.

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is being executed and delivered pursuant to Section [__] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [______________], a [________] of the Borrower, in such capacity only and not in an individual capacity (and without personal liability), hereby certify on behalf of the Borrower as follows, in each case as of the date hereof, immediately after giving effect to the making of the Loans under the Credit Agreement and the consummation of the Transactions:

1.       The sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis and as a going concern.

2.       The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3.       The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis and as a going concern, is greater than the total amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, as applicable, as they become absolute and matured.

4.       The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts or other liabilities as they become due (whether at maturity or otherwise).

5.       For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.       In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate to provide this Solvency Certificate. The undersigned is familiar with the finances and assets of the Borrower and its Subsidiaries.

7.       The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as an officer of the Borrower, on behalf of the Borrower, and not individually, on the date first written above.

LATTICE SEMICONDUCTOR CORPORATION

By:
Name:
Title: [Chief Financial Officer]